Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated February 17, 2012

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PowerShares DB US Treasury Exchange Traded Notes

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Description
The PowerShares DB 3x Long 25+ Year Treasury Bond Exchange Traded Notes (Symbol:
LBND) and  PowerShares DB 3x Short 25+ Year Treasury Bond Exchange  Traded Notes
(Symbol:  SBND)  (collectively,  the "PowerShares DB U.S. Treasury ETNs," or the
"ETNs") are the first  exchange-traded  products that provide  investors  with a cost-  effective and convenient way to take a leveraged view on the  performance of a U.S. Treasury bond futures index.

The  PowerShares  DB U.S.  Treasury ETNs are based on the DB Long U.S.  Treasury
Bond Futures  Index and the DB Short U.S.  Treasury  Bond Futures  Index,  which measure the  performance of a long or short  investment in the CBOT Ultra T-Bond futures.

The DB Long U.S.  Treasury Bond Futures Index measures the performance of a long investment in the CBOT Ultra T-Bond futures and the DB Short U.S.  Treasury Bond
Futures Index measures the  performance of a short  investment in the CBOT Ultra
T-Bond  futures.  The  underlying  assets of the Ultra  T-Bond  futures are U.S.
Treasury Bonds with at least 25 years remaining term to maturity. The returns of each ETN are obtained by combining 3x the returns of the relevant index with the returns of the TBill index,  less investor fees.  Investors can buy and sell the
ETNs on the NYSE Arca  exchange  or  receive  a cash  payment  at the  scheduled maturity or early  repurchase based on the  month-over-month  performance of the index  less  investor  fees.  The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 200,000  securities  and multiples of 50,000 securities  thereafter,  subject to the procedures described in the  pricing  supplement.  Redemptions  may  include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Index History(1)

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Short ETN Index Weights
As Of: 16-Feb-2012
  Contract                        Contract Expiry Date           Weight %
Ultra Long Term UST Bond Future   21-Mar-2012 / MAR2             -100.0

Long ETN Index Weights
As Of: 16-Feb-2012
  Contract                        Contract Expiry Date           Weight %
Ultra Long Term UST Bond Future   21-Mar-2012 / MAR2              100.0

PowerShares DB US Treasury ETN and Index Data

Ticker symbols

3x Long 25+ Year Treasury LBND Bond

3x Short 25+ Year Treasury SBND Bond

Intraday indicative value symbols

3x Long 25+ Year Treasury LBNDIV

(1) ETN performance  figures are based on repurchase value.  Repurchase value is the current  principal  amount x applicable  index factor x fee factor.  See the prospectus  for more complete  information.  Index  history is for  illustrative purposes only and does not represent  actual  PowerShares  DB U.S.  Treasury ETN performance.  The inception date of the DB Long U.S. Treasury Bond Futures Index and  the DB  Short  U.S.  Treasury  Bond  Futures  Index  is May  4,  2010.  ETN
Performance  is based on a combination  of three times the monthly  returns from the relevant  Treasury index plus the monthly returns from the DB 3-Month T-Bill
Index (the "T-Bill Index"),  resetting monthly as per the formula applied to the
ETNs,  less the investor  fee. The T-Bill Index is intended to  approximate  the returns from  investing in 3-month  United  States  Treasury  bills on a rolling basis.

Index history does not reflect any  transaction  costs or expenses.  Indexes are unmanaged, and you cannot invest directly in an index.

SBND Financial Details
-----------------------------------------
Ticker: SBND
Last Update               17-Feb-
                          201213:10 PM
Price                     10.00
SBND Index Level*         49.3904
Indicative Intra-day      9.9277
Value **
Last end of day           9.8648
Value ***
Last date for end         16-Feb-2012
of day Value
Data Source: www.nyse.com
(Data delayed 20 minutes)
-----------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the SBND
*** Last end of day SBND RP

LBND Financial Details
-----------------------------------------
Ticker: LBND
Last Update          17-Feb-
                     201213:10 PM
Price                41.47
LBND Index Level*    172.2659
Indicative Intra-day 40.6952
Value **
Last end of day      41.0162
Value ***
Last date for end    16-Feb-2012
of day Value
-----------------------------------------

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the LBND
*** Last end of day LBND RP

Contact Information

Any questions please call
1-877-369-4617

Bond
3x Short 25+ Year Treasury SBNDIV
Bond
CUSIP symbols
LBND                       25154N522
SBND                       25154N530
Details
ETN price at inception     $25.00
Inception date             6/28/2010
Maturity date              5/31/2040
Yearly investor fee        0.95%
Leveraged reset frequency  Monthly
Listing exchange           NYSE Arca
DB Long UST Futures Index  DBBNDL
DB Short UST Futures       DBBNDS
Index

Risks(2)

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure
Credit risk of the issuer
Issuer call right

Benefits

Leveraged long and short notes
Relatively Low Cost
Intraday access
Listed
Tax Treatment(3)

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(2)

PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2) The ETNs are senior unsecured obligations of Deutsche Bank AG, London
Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs provide concentrated exposure to U.S. Treasury bond futures contracts.
The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3) Deutsche Bank AG, London Branch, Invesco PowerShares and their affi liates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

Deutsche Bank AG, London Branch has filed a registration  statement (including a prospectus) with the SEC for the offering to which this  communication  relates.
Before you invest,  you should read the prospectus and other  documents filed by
Deutsche Bank AG, London Branch for more complete  information  about the issuer
and  this  offering.   You  may  get  these   documents  for  free  by  visiting
powersharesetns.com  |  dbfunds.  db.com/notes  or EDGAR on the SEC  website  at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer  participating in this offering.

Important Risk Considerations:

The ETNs are not  suitable  for all  investors  and should be  utilized  only by sophisticated  investors who understand  leverage risk and the  consequences  of seeking monthly leveraged investment results, and who intend to actively monitor and manage their  investments.  In  particular,  the ETNs are not designed to be long-term  investments  and  may  not  be  suitable  for  investors  seeking  an investment with a term greater than the time remaining to the next monthly reset date.  Investing in the ETNs is not  equivalent  to a direct  investment  in the index or index  components  because the current  principal  amount is reset each month,  resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier  repurchase) will be contingent upon each monthly  performance of the index during the term of the ETNs. The ETNS are not designed to be long-term  investments  and may not be suitable for investors seeking an  investment  with a term greater than the time  remaining to the next monthly reset date. There is no guarantee that you will receive at maturity,  or upon an earlier  repurchase,  your initial investment back or any return on that investment.  Significant  adverse monthly  performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior  unsecured  obligations  of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The ETNs are not  suitable  for all  investors  and should be  utilized  only by sophisticated  investors who understand  leverage risk and the  consequences  of seeking monthly leveraged investment results, and who intend to actively monitor and manage their  investments.  In  particular,  the ETNs are not designed to be long-term  investments  and  may  not  be  suitable  for  investors  seeking  an investment with a term greater than the time remaining to the next monthly reset date.
Investing in the ETNs is not  equivalent to a direct  investment in the index or index  components  because  the  current  principal  amount is reset each month, resulting in the compounding of monthly  returns.  The principal  amount is also subject to the investor fee, which can adversely affect returns.  The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly  performance  of the  index  during  the term of the  ETNs.  There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial  investment back or any return on that investment.  Signifi cant adverse monthly  performances for your ETNs may not be offset by any benefi cial monthly performances.

Certain  marketing  services  may be  provided  for these  products  by  Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor  should  consider the  PowerShares  DB ETNs'  investment  objective, risks, charges and expenses carefully before investing.

Copyright [C] Deutsche Bank A.G. Imprint | Legal Resources| Terms and
Conditions

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